EXHIBIT 99.1

Matritech Reports First Quarter 2007 Financial Results

NMP22® BladderChek® Test Sales in Core Business Increased 25%

Company Reaffirms 2007 Financial Guidance of $14.5 to $15.5 Million in Total Revenues

NEWTON, MA – (May 1, 2007) – Matritech (Amex: MZT), a leading developer and marketer of protein-based diagnostic products for the early detection of cancer, today reported financial results for the first quarter ended March 31, 2007. The Company also reaffirmed its full year guidance of $14.5 to $15.5 million in total revenues.

Revenues for the first quarter of 2007 were $3,414,000, compared with $2,909,000 for the first quarter of 2006, an increase of 17%.  Revenue recognized from sales of the NMP22 BladderChek Test increased 17% during the quarter to $2,792,000 compared to $2,387,000 in the first quarter of 2006.  NMP22 BladderChek Test sales accounted for approximately 89% of sales in the NMP22 product line.

The Company reported a loss from operations of $2,022,000 for the quarter ended March 31, 2007, compared with a loss from operations of $2,197,000 for the same period in 2006.  This 8% decrease was due primarily to increased sales of the NMP22 BladderChek Test.  The Company reported a net loss of $4,144,000 or $0.07 per share for the quarter ended March 31, 2007, compared with a net loss of $3,093,000 or $0.06 per share for the same period in 2006.

David L. Corbet, Matritech’s President and COO said, “We continued to see year-over-year growth in urology sales in both the US and Germany and the year-over-year growth in German gynecology sales were still proceeding at an encouraging pace.  In all, sales of the BladderChek Test in these three core businesses – where we sell direct to the doctor with our own sales forces – were up 25% year-over-year.  While the performance of these businesses in Germany was aided by exchange rate gains, we are pleased with the underlying growth that occurred in each of these segments.” He added, “Our first quarter performance marks progress toward meeting our 2007 goals. We believe we are on plan toward attaining our 2007 financial guidance.”

Stephen D. Chubb, Matritech’s Chairman and CEO noted, “We are pleased by the support many of our existing investors showed in providing additional funding to us during the first quarter.  However, we must still secure further financing in order to meet our ongoing obligations, including possible cash payments on our outstanding debt. The terms of our previously issued securities restrict some financing options.  We are attempting to work within these constraints and are considering a range of financing and strategic alternatives.”

Mr. Chubb also said, “We have seen and continue to see increasing support for the use of our NMP22 BladderChek Test to screen people at risk for bladder cancer.  The San Francisco Fire Department is using the BladderChek Test in an annual screening program of active and retired firefighters and occupational health groups have begun using the BladderChek Test to screen people in high-risk occupations for bladder cancer.”

Mr. Corbet concluded, “In a few weeks, the American Urology Association (AUA) annual meeting will take place in Anaheim, California. Each year since its launch, the NMP22 BladderChek Test has become increasingly prominent at the AUA meeting, which we believe is the result of increased adoption of the test. This year we are especially pleased with the BladderChek® Test’s latest distinction – inclusion in the AUA’s State-of-the-Art Lecture,“Is Screening for Bladder Cancer Ready for Prime Time?”

Highlights of the NMP22® BladderChek® Test

In addition to San Francisco, voluntary screening of firefighters with the NMP22 BladderChek Test is on-going or has occurred in a number of smaller communities throughout the country. Legislation providing for the screening of firefighters is being considered in Rhode Island, Florida, New York, and Massachusetts. The Test is also being used by local wellness and/or occupational health programs to test individuals in Arizona, Colorado, Wisconsin, Texas, Michigan, Kentucky, New York, Massachusetts, Washington, DC and Rhode Island.

Scheduled Web Cast of Call Today
Matritech has scheduled a conference call at 8:30 a.m. (ET) on Tuesday, May 1, 2007 to discuss the results of operations for the first quarter and progress in the achievement of corporate objectives. This call is being web cast by CCBN and can be accessed on the Matritech website at www.matritech.com by going to the “Investor Relations” section on the site.  The conference call may be accessed in the United States by dialing is 800-291-9234. The International number is 617-614-3923. The participant pass code is 50191288.

About Matritech
Matritech is using its patented proteomics technology to develop diagnostics for the detection of a variety of cancers. The Company’s first two products, the NMP22® Test Kit and NMP22®  BladderChek® Test, have been FDA approved for the monitoring and diagnosis of bladder cancer. The NMP22 BladderChek Test is based on Matritech’s proprietary nuclear matrix protein (NMP) technology, which correlates levels of NMPs in body fluids to the presence of cancer.  Beginning with a patent portfolio licensed exclusively from the Massachusetts Institute of Technology (MIT), Matritech’s patent portfolio has grown to 14 other U.S. patents.  In addition to the NMP22 protein marker utilized in the NMP22 Test Kit and NMP22 BladderChek Test, the Company has discovered other proteins associated with cervical, breast, prostate, and colon cancer.  The Company’s goal is to utilize protein markers to develop, through its own research staff and through strategic alliances, clinical applications to detect cancer. More information about Matritech is available at www.matritech.com.

Statement under the Private Securities Litigation Reform Act
Any forward-looking statements in this press release including those related to the Company’s expectations regarding future sales of the Company’s products, market acceptance and uses of its products, prospects for securing financing or consummating other strategic transactions are subject to a number of risks and uncertainties, many of which are beyond the Company’s control.  Please refer to the risk factors detailed in the Company’s periodic reports and registration statements as filed with the Securities and Exchange Commission. These forward-looking statements are neither promises nor guarantees. There can be no assurance that the Company’s expectations for its products or future financial performance will be achieved. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Matritech undertakes no responsibility to revise or update any such forward-looking information.

-- Financial Results Follow --
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Contact for Matritech:
Kathleen O’Donnell
617-928-0820 X270

Matritech, Inc.
Financial Highlights

	Three Months Ended
	March 31,

	2007	2006

Revenues	$3,413,739	$2,908,611

Cost of sales	759,433	790,075
Research & development and
clinical & regulatory expense	640,374	831,461
Selling, general and
administrative expense	4,036,099	3,484,353

Loss from operations	(2,022,167)	(2,197,278)

Interest income	23,496	41,553
Interest expense	2,145,182	913,275
Other income (expense)	—	(23,659)

Net loss	$(4,143,853)	$(3,092,659)

Basic/diluted
net loss per share	$(0.07)	$(0.06)

Basic/diluted
weighted average
number of common
shares outstanding	58,494,674	50,811,207

	March 31,	December 31,
	2007	2006

Cash & cash equivalents	$2,894,847	$1,460,403
Working capital	(1,810,113)	(3,606,729)
Total assets	7,399,549	5,505,875
Long-term debt (a)	21,854	95,227
Series A convertible preferred stock	104,312	104,312
Stockholders’ equity	(1,550,820)	(2,900,452)

(a)  At March 31, 2007 and December 31, 2006 the face value of our current and long-term debt was $9,661,118 and $6,162,584 and the carrying value was $5,140,673 and $3,412,087, respectively.